Exhibit 3.87

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT FACTORY REALTY OF BLOOMINGDALE, INC.

Filed May 25, 2001, Jesse White, Secretary of State

1. The corporate name for the corporation (hereinafter called the “corporation”) is BURLINGTON COAT FACTORY REALTY OF BLOOMINGDALE, INC. (The corporate name must contain the word “corporation”, “company”, “incorporated”, “limited” or an abbreviation thereof.)

2. The Initial Registered Agent is Mike Dwarzski. The Initial Registered Office is 2614 Golf Road, Glenview, IL (Cook County) 60438.

3. The purpose or purposes for which the corporation is organized: (If not sufficient space to cover this point, add one or more sheets of this size.) To own and operate a department store.

4. Paragraph 1: The number of shares which the corporation is authorized to issue is one thousand, all of which are of a par value of one dollar each and are of the same class and are to be Common shares. The consideration to be received therefor is $1,000.00

Paragraph 2: The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are: (If not sufficient space to cover this point, add one or more sheets of this size.)

5. Optional (a) Number of directors constituting the initial board of directors of the corporation:

(b) Names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify:

6. (Optional) (a) It is estimated that the value of all property to be owned by the corporation for the following year wherever located will be:             .

(b) It is estimated that the value of all property to be located within the State of Illinois during the following year will be:             .

(c) It is estimated that the gross amount of business that will be transacted by the corporation during the following year will be:             .

(d) It is estimated that the gross amount of business that will be transacted from places of business in the State of Illinois during the following year will be:             .

7. Optional: Other Provisions. Attach a separate sheet of this size for any other provision to be included in the Articles of Incorporation, e.g., authorizing preemptive rights, denying cumulative voting, regulating Internal affairs, voting majority requirements, fixing a duration other than perpetual, etc.

8. Name(s) and Address(es) of Incorporators. The undersigned incorporator(s) hereby declare(s), under penalties of perjury, that the statements made in the foregoing Articles of Incorporation are true.

Dated May 24, 2001

NAME	ADDRESS

Michael A. Barr	10 Bank Street, Suite 560
/s/ Michael A. Barr	White Plains, NY 10606

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